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                                                                    EXHIBIT 23.1




                         Independent Auditors' Consent


The Board of Directors
Metro Networks, Inc.:

We consent to incorporation by reference in the registration statement (filed on or about August 28, 1998) on Form S-8 of Metro Networks, Inc. of our report dated March 9, 1998 relating to the consolidated balance sheets of Metro Networks, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Metro Networks, Inc. and subsidiaries.



Houston, Texas
August 28, 1998